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                                                                    EXHIBIT 12.2

                                 HOMESIDE, INC.

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             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)


     The following table sets forth the ratio of earnings to fixed charges of HomeSide, Inc. for the three months ended August 31, 1996 and the period March 16, 1996 (start of operations) to August 31, 1996. The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.



                                                         FOR THE THREE      FOR THE PERIOD
                                                         MONTHS ENDED       MARCH 16, 1996
                                                        AUGUST 31, 1996   TO AUGUST 31, 1996
                                                        ---------------   ------------------
          Earnings before income taxes................      $17,021             $28,129
                                                            -------             -------
          Interest expense............................       23,920              38,882
          Interest portion of rental expense..........          411                 670
                                                            -------             -------
          Fixed charges...............................       24,331              39,552
                                                            -------             -------
          Earnings before fixed charges...............       41,352              67,681
                                                            -------             -------
          Fixed Charges:
          Interest expense............................       23,920              38,882
          Interest portion of rental expense..........          411                 670
                                                            -------             -------
          Fixed charges...............................      $24,331             $39,552
                                                            =======             -------
          Ratio of earnings to fixed charges..........         1.70                1.71
                                                            =======             =======
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